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                                                        EXHIBIT 1.01

                          COCA-COLA ENTERPRISES INC.
                           (a Delaware corporation)

                            Senior Debt Securities

                                TERMS AGREEMENT

                                                           Date: May 13, 1998
TO:   COCA-COLA ENTERPRISES INC.
      2500 Windy Ridge Parkway
      Atlanta, Georgia 30339

RE:   Underwriting Agreement dated September 25, 1996

                            SENIOR DEBT SECURITIES


Title of Senior Debt
Securities:             7% Debentures Due 2098

Principal amount to be
issued:                 $250,000,000

Current ratings:        A3/A+

Interest Rate:          7%

Interest payment dates: Payable on May 15 and November 15 of each year, commencing November 15, 1998

Date of maturity:       May 15, 2098

Redemption provisions:  The Senior Debt Securities may be redeemed prior to the date of maturity.  See "Other
                        Provisions" below.

Sinking fund            None
requirements:

Delayed Delivery        Not authorized
Contracts:

Fee:                    1.125%

Public offering price:  99.872%, plus accrued interest from May 18,
                        1998

Other Provisions:

            Upon the occurrence of a Tax Event (as defined below), the Company will have the right to shorten the maturity of the Senior Debt Securities to the minimum extent required, in the opinion of nationally recognized independent tax counsel, such that, after the shortening of the maturity, interest paid on the Senior Debt Securities will be deductible for United States federal income tax purposes or, if such counsel is unable to opine definitively as to such a minimum period, the minimum extent so required as determined in good faith by the Board of Directors of the Company, after receipt of an opinion of such counsel regarding the applicable legal standards.

            In the event that the Company elects to exercise its right to shorten the maturity of the Senior Debt Securities on the occurrence of a Tax Event, the Company will mail a notice of shortened maturity to each Holder of Senior Debt Securities by first-class mail not more than 60 days after the occurrence of such Tax Event, stating the new maturity date of the Senior Debt Securities. Such notice shall be effective immediately upon mailing.

            "Tax Event" means that the Company shall have received an opinion of nationally recognized independent tax counsel to the effect that, as a result of (a) any amendment to, clarification of, or change (including any announced prospective amendment, clarification or change) in any law, or any regulation thereunder, of the United States, (b) any judicial decision, official administrative pronouncement, ruling, regulatory procedure, notice or announcement, including any notice or announcement of intent to adopt or promulgate any ruling, regulatory procedure or regulation (any of the foregoing, an "Administrative or Judicial Action"), or (c) any amendment to, clarification of, or change in any official position with respect to, or any interpretation of, an Administrative or Judicial Action or a law or regulation of the United States that differs from the theretofore generally accepted position or interpretation, in each case, occurring on or after May 18, 1998, there is more than an insubstantial increase in the risk that interest paid by the Company on the Senior Debt Securities is not, or will not be, deductible, in whole or in part, by the Company for United States federal income tax purposes.

            In addition, if a Tax Event occurs and in the opinion of nationally recognized independent tax counsel, there would, notwithstanding any shortening of the maturity of the Senior Debt Securities, be more than an insubstantial risk that interest paid by the Company on the Senior Debt Securities is not, or will not be, deductible, in whole or in part, by the Company for United States federal income tax purposes, the Company will have the right, within 90 days following the occurrence of such Tax Event, to redeem the Senior Debt Securities in whole (but not in part), on no less than 30 or more than 60 days' notice mailed to Holders of the Senior Debt Securities, at a redemption price equal to the greater of (i) 100% of the principal amount of the Senior Debt Securities and (ii) the sum of the present values of the Remaining Scheduled Payments thereon discounted to the redemption date on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus 20 basis points, together in either case with accrued interest on the principal amount being redeemed to the date of redemption.

            "Treasury Rate" means, with respect to any redemption date, the rate per annum equal to the semiannual equivalent yield to maturity (computed as of the second business day immediately preceding such redemption date) of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date.

            "Comparable Treasury Issue" means the United States Treasury security selected by an Independent Investment Banker that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of the Senior Debt Securities. "Independent Investment Banker" means any of the Reference Treasury Dealers appointed by the Company.

            "Comparable Treasury Price" means, with respect to any redemption date, (i) the average of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) on the third business day preceding such redemption date, as set forth in the daily statistical release (or any successor release) published by the Federal Reserve Bank of New York and designated "Composite 3:30 p.m. Quotations for U.S. Government Securities" or (ii) if such release (or any successor release) is not published or does not contain such prices on such business day, (A) the average of the Reference Treasury Dealer Quotations for such redemption date, after excluding the highest and lowest of such Reference Dealer Quotations, or
      (B) if the Trustee obtains fewer than four such Reference Treasury Dealer Quotations, the average of all such Quotations. "Reference Treasury Dealer Quotations" means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the Trustee, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Trustee by such Reference Treasury Dealer as of 3:30 p.m., New York City time, on the third business day preceding such redemption date.

            "Reference Treasury Dealer" means each of Lehman Brothers Inc., Deutsche Morgan Grenfell Inc. and Salomon Brothers Inc and their respective successors and any other nationally recognized investment banking firm that is a Primary Treasury Dealer appointed from time to time by the Company; provided that if any of the foregoing shall cease to be a primary U.S. Government securities dealer in New York City (a "Primary Treasury Dealer"), the Company shall substitute therefor another nationally recognized investment banking firm that is a Primary Treasury Dealer.

            "Remaining Scheduled Payments" means, with respect to each Senior Debt Security to be redeemed, the remaining scheduled payments of the principal thereof and interest thereon that would be due after the related redemption date but for such redemption; provided, however, that, if such redemption date is not an interest payment date with respect to such Senior Debt Security, the amount of the next succeeding scheduled interest payment thereon will be reduced by the amount of interest accrued thereon to such redemption date.

            On and after the redemption date, interest will cease to accrue on the Senior Debt Securities called for redemption. On or before any redemption date, the Company shall deposit with a paying agent (or the Trustee) money sufficient to pay the redemption price of and accrued interest on the Senior Debt Securities to be redeemed on such date.

Closing date and location: May 18, 1998, at 10:00 a.m., New York City time, at the offices of Cleary, Gottlieb, Steen & Hamilton, One Liberty Plaza, New York, New York 10006.

Notice to the Underwriters pursuant to Section 11 of the Underwriting Agreement shall be given to: Lehman Brothers Inc., 3 World Financial Center, New York, New York 10285, Attention: Robert H. Swindell.

Place of delivery of Securities: Through the facilities of The Depository Trust Company to the account of Lehman Brothers Inc., 3 World Financial Center, New York, New York 10285.

Modifications to the Underwriting Agreement:

      The Senior Debt Securities are being sold hereunder pursuant to the Company's registration statements on Form S-3 (No. 33-62757 and No. 333-18569), pursuant to which the Company has registered up to $2,500,000,000 aggregate principal amount of Senior Debt Securities.

      Section 2: Payment for all Senior Debt Securities purchased hereunder shall be made in immediately available funds on the third business day (unless postponed in accordance with the provisions of Section 9) following the date of this Agreement for the account of the Company maintained at Citibank, N.A., New York, New York, account number 38488726.

      Cleary, Gottlieb, Steen & Hamilton, counsel to the Underwriters, will render the opinion referred to in Section 4(b)(2) of the Underwriting Agreement.

      The Senior Debt Securities will trade in The Depository Trust Company's Same-Day Funds Settlement System until maturity, and secondary market trading activity for the Senior Debt Securities will, therefore, settle in immediately available funds. All payments of principal and interest will be made by the Company in immediately available funds.
Each Underwriter listed below severally agrees, subject to the terms and provisions of the above-referenced Underwriting Agreement, which is incorporated herein in its entirety and made a part hereof, to purchase the principal amounts of Senior Debt Securities set forth opposite its name below:

Underwriter                               7% Debentures Due 2098

Lehman Brothers Inc.                            $84,000,000
Deutsche Morgan Grenfell Inc.                   $83,000,000
Salomon Brothers Inc                            $83,000,000
Total                                          $250,000,000


                                    LEHMAN BROTHERS INC.
                                    DEUTSCHE MORGAN GRENFELL INC. SALOMON
                                    BROTHERS INC

                                    BY LEHMAN BROTHERS INC.

                                       S/ ROBERT H. SWINDELL
                                    By_________________________
                                    Name:  Robert H. Swindell
                                    Title: Managing Director


Accepted:

COCA-COLA ENTERPRISES INC.

By  /S VICKI R. PALMER
    ___________________________
Name:   Vicki R. Palmer
Title:  Vice President and Treasurer

/TEXT
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